UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IMPINJ, INC.

(Name of Registrant as Specified In Its Charter)

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IMPINJ, INC.

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on June 9, 2022

TO THE HOLDERS OF COMMON STOCK OF IMPINJ, INC.:

Impinj, Inc., a Delaware corporation, will hold its annual meeting of stockholders on June 9, 2022, 9:00 a.m. Pacific Time via live webcast. You can attend the annual meeting via the internet at https://web.lumiagm.com/253024847. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. The annual meeting is being held for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect as directors the five nominees named in this proxy statement to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To approve, on an advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;

5.	To consider a stockholder proposal regarding proxy access, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Impinj, Inc. has fixed the close of business on April 13, 2022 as the record date for the annual meeting. Only stockholders of record of our common stock on April 13, 2022 are entitled to notice of, and to vote at, the meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access both the proxy statement and our annual report to stockholders. The Notice will also contain instructions on how to vote online or by telephone and how to receive a paper copy of the proxy materials by mail. Our proxy statement and our 2021 annual report will be available at the following Internet address: http://www.astproxyportal.com/ast/20867.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting of stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Impinj, Inc. and look forward to you joining our virtual meeting or receiving your proxy.

By order of the board of directors,

Chris Diorio, Ph.D.

Chief Executive Officer

Seattle, Washington

April 27, 2022

IMPINJ, INC.

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Time on June 9, 2022

We are furnishing this proxy statement and the enclosed form of proxy in connection with a solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on June 9, 2022 and any postponements, adjournments or continuations thereof (the “Annual Meeting”). We will hold the Annual Meeting virtually via live webcast on the Internet at https://web.lumiagm.com/253024847 on June 9, 2022 at 9:00 a.m. Pacific Time.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice to our stockholders of record as of April 13, 2022, containing instructions on how to access both the proxy materials for our Annual Meeting and our annual report to stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to request a printed copy by mail may be found in the below section entitled “The Proxy Process and Stockholder Voting—Questions and Answers About This Proxy Material and Voting.” This information is largely about voting procedure; you should read this entire proxy statement carefully for additional information about proposals on which we encourage you to vote. On or about April 27, 2022, we will begin mailing the Notice to all stockholders entitled to vote at the Annual Meeting. Stockholders will be able to access to our proxy materials over the Internet beginning on or about the same date. We intend to mail this proxy statement, together with the form of proxy, to those stockholders entitled to vote at the Annual Meeting who have properly requested copies of such materials by mail.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND ANSWERS

ABOUT THIS PROXY MATERIAL AND VOTING

What matters am I voting on?

You will be voting on:

•

the election of Daniel Gibson, Umesh Padval, Steve Sanghi, Cathal Phelan and Meera Rao to our Board of Directors, each to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;

•	a proposal for the approval, on an advisory basis, of the compensation of our named executive officers

•	a proposal for the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers;

•	a stockholder proposal regarding proxy access, if properly presented at the meeting; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the five nominees named in this proxy statement for election as directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR every “1 year” for the frequency of future advisory votes on the compensation of our named executive officers; and

•	AGAINST the stockholder proposal regarding proxy access

Who is entitled to vote?

Holders of our common stock as of the close of business on April 13, 2022, the record date, may vote at the Annual Meeting. As of the record date, we had 25,336,237 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and we provided the Notice to you directly. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 4, 2022.

You will receive a confirmation of your registration and 11-digit voter control number by email issued by AST after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/253024847 during the meeting. The passcode for the meeting is impinj2022. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time so that you have sufficient time to check in.

How do I vote?

You may vote by following the instructions set forth in the Notice or on your proxy card or, if you are a beneficial owner, by following the procedures provided by your broker or other nominee. You may access the Notice, our proxy materials and our 2021 annual report to stockholders at www.voteproxy.com.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the corporate secretary of Impinj, Inc., in writing, at the address listed on the front page; or

•	attending and voting, virtually via the Internet, during the Annual Meeting.

Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Chris Diorio and Yukio Morikubo as proxy holders. When you properly date, execute and return your proxy card, or properly register your votes online or by phone, the proxy holders will cast votes for your shares at the Annual Meeting as you instruct. If you do not give specific instructions, the proxy holders will vote your shares in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you properly revoke your proxy instructions. See “Can I change my vote?” above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. On or about April 27, 2022, we will begin mailing to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. You may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage you to take advantage of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

Who will tabulate the votes?

The Inspector of Election appointed by our board of directors for the Annual Meeting is responsible for counting votes. All votes will be tabulated as required by Delaware law, the state of our incorporation, by the Inspector of Election.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. The shares subject to a proxy that are not being voted on a particular proposal because of withholding, abstention or broker non-vote will count for purposes of determining the presence of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: Director nominees will be elected by the affirmative vote of the majority of the votes cast at the meeting, meaning that the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee. If any incumbent nominee receives a greater number of votes “Against” his or her election than votes “For” such election, our corporate governance guidelines require that such incumbent nominee promptly tender his or her resignation promptly following certification of the applicable stockholder vote. Any shares not voted “For” or “Against” a particular nominee (whether as a result of an abstention or a broker non-vote) are not considered “votes cast” and therefore have no effect on the election of director nominees.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

•

Proposal No. 3: The approval of our named executive officer compensation must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

•

Proposal No. 4: The approval of the frequency of future advisory votes on our named executive officer compensation selected by stockholders will be the frequency that receives the greatest number of votes. Abstentions and broker non-votes will not be treated as votes, and therefore will have no effect on the outcome of the proposal. Because this vote is advisory only, it will not be binding on us or on our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

•

Proposal No. 5: The stockholder proposal regarding proxy access, if properly presented at the meeting, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon. Abstentions are considered votes cast and thus have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no impact on this proposal.

How do we solicit proxies for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. We will bear all expenses associated with this solicitation. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2) is considered routine under applicable rules. Since a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to exist in connection with this proposal. All of our other proposals are considered non-routine under applicable rules. Absent direction from you, your broker will not have discretion to vote on non-routine matters and therefore there may be broker non-votes in connection with these proposals.

Is my vote confidential?

We handle proxy instructions, ballots, and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. We will not disclose your vote either within Impinj, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Impinj, Inc. only send a single copy, of the Notice and, if applicable, the proxy materials, you may contact us as follows:

Impinj, Inc.

Attention: Investor Relations

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

(206) 517-5300

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 28, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholders should address proposals to:

Impinj, Inc.

Attention: Corporate Secretary

400 Fairview Avenue North, Suite 1200,

Seattle, WA 98109

(206) 517-5300

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in our proxy materials with respect to such meeting, (2) otherwise properly brought before the meeting by or at the direction of our board of directors or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws. To be timely for our 2023 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

•	not earlier than February 11, 2023; and

•	not later than the close of business on March 13, 2023.

If we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2021 annual meeting, we must receive a notice of a stockholder proposal that is not intended to be included in our proxy statement no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at the meeting.

Recommendation and Nomination of Director Candidates

Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of Impinj, Inc. at the address set forth above. For additional information regarding stockholder recommendations of director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that our corporate secretary receive the notice within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Proxy Access

Under our amended and restated bylaws, a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2023 annual meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the board of directors or two directors, provided in each case that the requirements set forth in the amended and restated bylaws are satisfied. To use this “proxy access” nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our amended and restated bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in our amended and restated bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the first anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the 2023 annual meeting would be no earlier than November 28, 2022 and no later than December 28, 2022.

Availability of Bylaws

You may obtain a copy of our bylaws by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals, nominating director candidates and obtaining proxy access.

Attending the Annual Meeting

The Annual Meeting will be held virtually on June 9, 2022 at 9:00 a.m. Pacific Time via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://web.lumiagm.com/253024847. In order to vote or submit a question during the Annual Meeting, you will need an 11-digit voter control number included on your Notice or proxy card with the passcode of impinj2022. If you do not have a 11-digit voter control number issued by AST, you will be able to listen to the meeting only by registering as a guest and you will not be able to vote or submit your questions during the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently comprises nine members. Seven of our directors are independent within the meaning of the independent director guidelines of The Nasdaq Global Select Market. Our certificate of incorporation and bylaws provide that the number of our directors shall be at least one and will be fixed by resolution of our board of directors. There are no family relationships among any of our directors or executive officers.

Our board of directors is currently divided into three classes, as required by our certificate of incorporation. Directors of one class are elected each year for a term of three years. Seven of our directors have terms that expire at this Annual Meeting and two have terms that expire at the 2023 annual meeting of stockholders.

On June 10, 2020, our stockholders approved an amendment to our certificate of incorporation to declassify our board of directors. As amended, our certificate of incorporation provides that classified directors will continue to serve the remainder of their elected terms and, beginning with our 2021 annual meeting of stockholders, directors up for election at any annual meeting of stockholders will be elected annually for one-year terms expiring at the next annual meeting of stockholders. This includes the five director nominees named in this proxy statement, each of whom have been nominated for a one-year term expiring at our 2023 annual meeting of stockholders. As a result, by our 2023 annual meeting of stockholders, our board of directors will be fully declassified, and all directors will be elected annually.

The nominating and corporate governance committee recommended all of the nominees for director named in this proxy statement for election or re-election to our board of directors at the Annual Meeting. The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing and non-continuing members of the board of directors as of April 13, 2022.

	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Daniel Gibson(1)	41	Director	2018	2022	2023
Umesh Padval(1)(2)	64	Director	2020	2022	2023
Steve Sanghi(1)(3)	66	Director	2021	2022	2023
Cathal Phelan	58	Director	2019	2022	2023
Meera Rao	61	Director	2022	2022	2023
Continuing Directors
Chris Diorio, Ph.D.	60	Director, Chief Executive Officer and Vice Chair	2000	2023	—
Gregory Sessler(2)(3)	69	Director	2011	2023	—
Non-Continuing Directors
Peter van Oppen(1)	69	Director	2013	2022	—
Theresa Wise, Ph.D.(2)(3)	55	Director	2016	2022	—

(1)	Member of the nominating and corporate governance committee
(2)	Member of the compensation committee
(3)	Member of the audit and risk committee

Nominees for Director

Daniel Gibson is a founding partner of Sylebra Capital Management, and has been a portfolio manager since June 2011 and chief investment officer since January 2018. Sylebra Capital Management is a Hong Kong-based investment manager focused on the technology, media and telecom industries globally. Prior to that, Mr. Gibson worked at Coatue Capital from 2008 to 2011 as a partner and analyst. From 2006 to 2008, he was an associate at Calera Capital, a private equity fund based in Boston. He started his career with UBS Investment Bank in New York as a member of the media group. Mr. Gibson received his B.A. in economics from Amherst College. We believe Mr. Gibson’s financial and investment management expertise as well as extensive experience in the semiconductor and consumer industries qualify him to serve as a director.

Umesh Padval has served as a member of our board of directors since November 2020. Mr. Padval has been a venture partner of Thomvest Ventures, a venture capital firm, since February 2016. Prior to becoming a venture partner at Thomvest, Mr. Padval was a partner at Bessemer Venture Partners. Mr. Padval serves as a board member for Bolster, Inc., ShiftLeft, Inc., Sutter Health Bay Area, Tactus Technology and Avalanche Technology. Mr. Padval received a B.S. in engineering from Indian Institute of Technology, Bombay, a M.S. in engineering from Pennsylvania State University, and a M.S. in engineering from Stanford University. We believe Mr. Padval’s experience as a venture capital investor, including his service on the board of directors of multiple companies, as well as his extensive experience in technology and engineering, qualifies him to serve as a director.

Steve Sanghi has served as a member of our board of directors since March 2021. Mr. Sanghi has been executive chairman of Microchip Technology, Inc., or Microchip, a publicly listed semiconductor company, since March 2021. Mr. Sanghi also served as Microchip’s chief executive officer and chairman from 1993 to March 2021 and as Microchip’s president and chief executive officer from 1991 to 1993. Prior to joining Microchip, Mr. Sanghi also held management positions at Waferscale Integration, Inc. and Intel Corporation. He is also a former director of Myomo Inc. Mr. Sanghi received a B.S. in Science, Electronics and Communication from Punjab University and a M.S. in Electrical and Computer Engineering at the University of Massachusetts. We believe Mr. Sanghi’s extensive management experience at a publicly listed semiconductor company qualifies him to serve as a director.

Cathal Phelan has served as a member of our board of directors since September 2019. Mr. Phelan has been the chief executive officer of RAPT Touch Inc., a privately held IP provider for optical multi-touch systems, from November 2014 until November 2019. Mr. Phelan founded his own consulting firm, Atticotti LLC, in April 2013, focusing on business strategies, IP management and systems/semiconductor design. From 2008 to 2013 he was the CTO at Cypress Semiconductor, responsible for architecture definitions, IP management and business strategies. From May 2006 to September 2008, he served as chief executive officer and president of Ubicom, Inc., a privately held provider of IP and CPUs for wireless network routers. Mr. Phelan previously held several positions at Cypress Semiconductor Corporation, or Cypress, from 1991 to 2006, including serving as Cypress’ executive vice president of the consumer and computations division; chief technical officer, executive vice president of data communications, and executive vice president of personal communications. Mr. Phelan started his career as a memory designer at Philips Research Laboratories in the Netherlands from 1985 to 1990. He is a former director of Touchstone Semiconductor, Inc., Virage Logic Corporation and AgigA Tech, Inc. Mr. Phelan graduated from the Engineering School of Trinity College at the University of Dublin in Ireland, where he received a B.A. in mathematics and a B.A.I. in electronic engineering in 1984 and subsequently a M.S.E.E. in micro-electronic engineering in 1985. We believe Mr. Phelan is qualified to serve as a director because of his technical expertise and extensive management and consulting experience.

Meera Rao has served as a member of our board of directors since February 2022. Ms. Rao has held several senior executive positions, most recently from January 2011 to March 2016 as Chief Financial Officer at Monolithic Power Systems, a leading company in high-performance analog solutions, and as Vice President of Finance from January 2009 to December 2010. Prior to Monolithic Power Systems, Ms. Rao has held various executive roles at leading technology companies, including Integration Associates Inc. from 2004 to 2006, Atrica from 2002 to 2003, Raza Foundries from 2000 to 2002, NVIDIA February 1998 to May 1999 and AMD from 1988 to 1998. Ms. Rao is also a director for Rambus, an industry-leading chip manufacturer, since August 2019 and currently serves as the chair of Audit Committee. Ms. Rao is a certified public accountant (inactive status) and holds a master’s degree in business administration from the University of Rochester in New York.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Chris Diorio, Ph.D., one of our co-founders, has served as a member of our board of directors since April 2000, as chief executive officer since November 2014 and as vice chair since September 2013. Previously, he served as our chief strategy and technology officer from September 2013 to November 2014, chief technology officer from November 2006 to September 2013, chair from April 2000 to January 2013, vice president of engineering from 2004 to 2006 and as a consultant to us from April 2000 to June 2004. In addition, he is a former affiliate professor of computer science and engineering at the University of Washington, a director and former chair of the RAIN Alliance, a director of the GS1 Innovation Board and EPCglobal Board of Governors, and a former director of Bluegiga Technologies Ltd. Dr. Diorio received a B.A. in physics from Occidental College and an M.S. and Ph.D. in electrical engineering from the California Institute of Technology. We believe Dr. Diorio’s perspective, experience and institutional knowledge as our co-founder, vice chair and chief executive officer qualify him to serve as director.

Gregory Sessler has served as a member of our board of directors and as chair of our audit and risk committee since April 2011. Mr. Sessler served as the senior vice president, technology development for Olympus Surgical Technologies America, a R&D and manufacturing company within the medical business of Olympus Corporation from August 2020 to December 2021. He was the president, former chief operating officer and former chief financial officer of Spiration, Inc., a medical device company (acquired by Olympus Corporation of the Americas in 2010), which he joined in 2002. Previously, Mr. Sessler served as senior vice president and chief financial officer of Rosetta Inpharmatics, Inc., a biotechnology company (acquired by Merck & Co. in 2001), chief financial officer of Sonus Pharmaceuticals, Inc. (now Achieve Life Sciences, Inc.), a pharmaceutical company, and chief financial officer of MicroProbe Corporation, a biotechnology company. Mr. Sessler previously served as chair of the audit committee of Marina Biotech, Inc. and as a member of the audit committee of Corixa Corporation (acquired by GlaxoSmithKline plc). Mr. Sessler received a B.S. in accounting from Syracuse University and an M.B.A. from the Stanford Graduate School of Business. We believe Mr. Sessler’s financial and accounting expertise, including his service as chief financial officer of four publicly traded companies, qualify him to serve as director and as audit and risk committee chair.

Director Independence

Our common stock is listed on The Nasdaq Global Select Market. Under the rules of The Nasdaq Global Select Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The Nasdaq Global Select Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of The Nasdaq Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, other than Dr. Diorio and Mr. Phelan, none of our current directors or director nominees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Global Select Market. Our board of directors also determined that Messrs. Sessler and Sanghi and Dr. Wise, who comprise our audit and risk committee; Messrs. Sessler and Padval and Dr. Wise, who comprise our compensation committee; and Messrs. Gibson, van Oppen, Sanghi and Padval, who comprise our nominating and governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of The Nasdaq Global Select Market.

In making this determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Diversity Matrix as of April 13, 2022

Board size:

Total number of directors	9
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	7	2	—	—
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native of American Indian	—	—	—	—
Asian	2	1	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	5	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

Board Leadership Structure

Mr. Sanghi will serve as the chair of the board of directors, effective following the Annual Meeting, and Dr. Diorio serves as our chief executive officer. The roles of chief executive officer and chair of the board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the board of directors to determine whether to separate or combine these roles each time it elects a new chair or appoints a chief executive officer, based on the relevant facts and circumstances applicable at such time. Our board of directors has determined that its structure is appropriate to fulfill its duties effectively and efficiently, so that our chief executive officer can focus on leading our company, while the chair can focus on leading the board of directors in overseeing management.

Risk Management

The board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. The board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit and risk committee is responsible for overseeing the management of our risks relating to accounting matters and financial reporting. Our nominating and governance committee is responsible for overseeing the management of our risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board believes its administration of its risk oversight function has not affected the board of directors’ leadership structure.

Board Meetings and Committees

During the year ended December 31, 2021, the board of directors held eight meetings (including regularly scheduled and special meetings) and no incumbent director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. Drs. Diorio and Wise and Messrs. Sessler and van Oppen attended our 2021 annual meeting of the stockholders on behalf of our board of directors.

Our board of directors has an audit and risk committee, a compensation committee and a nominating and governance committee, each of which has the composition and the responsibilities described below.

Audit and Risk Committee

The members of our audit and risk committee are Gregory Sessler, Steve Sanghi and Theresa Wise, Ph.D., each of whom is a non-employee member of our board of directors. Our audit and risk committee chair, Mr. Sessler, is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Global Select Market.

Following the Annual Meeting, the audit and risk committee will comprise Gregory Sessler (chair), Steve Sanghi and Meera Rao, subject to the election of such directors, if applicable, at the Annual Meeting.

Our audit and risk committee oversees our corporate accounting and financial reporting process and assists our board of directors in monitoring our financial systems. Our audit and risk committee also:

•	approves the hiring, discharging and compensation of our independent registered public accounting firm;

•	oversees the work of our independent registered public accounting firm;

•	approves engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviews the qualifications, independence and performance of the independent registered public accounting firm;

•	reviews our consolidated financial statements and reviews our critical accounting policies and estimates;

•	reviews the adequacy and effectiveness of our internal controls; and

•

reviews and discusses with management and the independent registered public accounting firm the results of our annual audit, our quarterly consolidated financial statements and our publicly filed reports.

The audit and risk committee held five meetings in 2021. The audit and risk committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Global Select Market. A copy of the audit and risk committee charter is available on our website at http://corporate-governance.impinj.com.

Compensation Committee

The members of our compensation committee are Umesh Padval, Theresa Wise and Gregory Sessler. Mr. Padval is the chair of our compensation committee. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Following the Annual Meeting, the compensation committee will comprise Umesh Padval (chair), Gregory Sessler and Daniel Gibson, subject to the election of such directors, if applicable, at the Annual Meeting.

Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee also:

•	reviews and recommends to our board of directors policies relating to compensation and benefits of our officers and employees;

•	reviews and approves (and, in the case of our chief executive officer, recommends to our board of directors) corporate goals and objectives relevant to compensation of our senior officers;

•	evaluates the performance of our officers in light of established goals and objectives;

•	evaluates the competitiveness of the compensation programs of our chief executive officers and other senior officers and our overall compensation programs;

•	evaluates compensation for our non-employee directors and makes recommendations to our board of directors regarding non-employee director compensation; and

•	administers our equity incentive plans.

The compensation committee met six times in 2021. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Global Select Market. A copy of the compensation committee charter is available on our website at http://corporate-governance.impinj.com. Pursuant to its charter, the compensation committee may form subcommittees and delegate to such subcommittees any power and authority the compensation committee deems appropriate, excluding any power or authority required by law, regulation or listing standard to be exercised by the compensation committee as a whole.

Nominating and Governance Committee

The members of our nominating and governance committee are Peter van Oppen, Daniel Gibson, Steve Sanghi and Umesh Padval. Mr. van Oppen is the chair of our nominating and governance committee. Following the Annual Meeting, the nominating and governance committee will comprise Steve Sanghi (chair), Umesh Padval, Meera Rao and Daniel Gibson, subject to the election of such directors, if applicable, at the Annual Meeting.

Our nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. Our nominating and governance committee also:

•	evaluates and makes recommendations regarding the organization and governance of the board of directors and its committees;

•	assesses the performance of members of the board of directors and makes recommendations regarding committee and chair assignments;

•	recommends desired qualifications for board of directors membership and conducts searches for potential members of the board of directors;

•	reviews and makes recommendations with regard to our corporate governance guidelines; and

•	oversees environmental, social and governance matters.

The nominating and governance committee met two times in 2021. The nominating and governance committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq Global Select Market. A copy of the nominating and governance committee charter is available on our website at http://corporate-governance.impinj.com.

Our board of directors may from time to time establish other committees.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, other commitments and the like. Other than the foregoing, there are no stated minimum criteria for director nominees.

The board of directors also believes that the board should be a diverse body. In evaluating candidates for director nominations, the nominating and corporate governance committee considers all aspects of each candidate’s qualifications and competencies in light of our needs, with a view towards creating a board of directors with diverse experiences and perspectives, including diversity with respect to race, gender, geography and areas of expertise. As stated in our corporate governance guidelines, the nominating and corporate governance committee includes, and has any search firm that it engages include, highly qualified women and minority candidates in the pool from which director nominees are selected.

Stockholder Recommendations for the Board of Directors

The nominating and corporate governance committee will evaluate recommendations of candidates for directors recommended by stockholders in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with a non-management member of the board of directors may do so by writing to such director, and mailing the correspondence to:

Impinj, Inc.

Attention: Corporate Secretary

400 Fairview Avenue North, Suite 1200

Seattle, WA 98109.

All such stockholder communications will be forwarded to the appropriate committee of the board, or if none is specified, to the chairperson of the board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics is posted on the Corporate Governance portion of our website at http://corporate-governance.impinj.com. We will post amendments to our code of business conduct and ethics or waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Compensation Committee Interlocks and Insider Participation

During 2021, Umesh Padval, Theresa Wise and Gregory Sessler served on our compensation committee. Dr. Diorio participated in the deliberations of the compensation committee concerning executive officer compensation, other than with respect to his own compensation. None of the members of our compensation committee was or is an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the year ended December 31, 2021. The table excludes Dr. Diorio, our co-founder, vice-chair, chief executive officer and director. Dr. Diorio did not receive any compensation from us in his role as a director in the year ended December 31, 2021.

2021 Director Compensation Table

Name	Fees Paid or Earned in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)		Total ($)
Peter van Oppen(3)	61,875	53,296	—	—		115,171
Tom A. Alberg(4)	19,088	—	—	—		19,088
Clinton Bybee(5)	20,728	—	—	—		20,728
Gregory Sessler(6)	57,000	42,656	—	—		99,656
Theresa Wise(7)	48,500	42,656	—	—		91,156
Daniel Gibson(8)	41,250	42,656	—	—		83,906
Cathal Phelan(9)	36,250	42,656		499,200	(10)	578,106
Umesh Padval(11)	46,250	42,656	—	—		88,906
Steve Sanghi(12)	40,365	55,658	—	—		96,023
Meera Rao(13)	—	—	—	—		—

(1)	Includes an annual retainer fee and a committee fee or chairperson fee, as applicable, earned quarterly.
(2)

Represents the aggregate grant-date fair value of stock awards granted in 2021. We have computed these amounts in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.

(3)	As of December 31, 2021, Mr. van Oppen held restricted stock units for the settlement of 1,087 shares of common stock, of which no shares were vested as of such date.
(4)	As of December 31, 2021, Mr. Alberg held no stock awards. Mr. Alberg ceased to be a member of our board of directors effective June 10, 2021.
(5)	As of December 31, 2021, Mr. Bybee held no stock awards. Mr. Bybee ceased to be a member of our board of directors effective June 10, 2021.

(6)

As of December 31, 2021, Mr. Sessler held options for the purchase of 4,166 shares of common stock, of which 4,166 shares were vested as of such date and restricted stock units for the settlement of 870 shares of common stock, of which no shares were vested as of such date.

(7)

As of December 31, 2021, Dr. Wise held options for the purchase of 16,666 shares of common stock, of which 16,666 shares were vested as of such date and restricted stock units for the settlement of 870 shares of common stock, of which no shares were vested as of such date.

(8)	As of December 31, 2021, Mr. Gibson held restricted stock units for the settlement of 870 shares of common stock, of which no shares were vested as of such date.
(9)

As of December 31, 2021, Mr. Phelan held restricted stock units for the settlement of 870 shares of common stock, of which no shares were vested as of such date, and options for the purchase of 60,000 shares of common stock, of which 37,500 were vested as of such date. The stock options held by Mr. Phelan were issued pursuant to a consulting arrangement between us and Mr. Phelan.

(10)

Mr. Phelan provides consulting services to us pursuant to a consulting agreement. The amounts set forth above reflect consulting fees and travel reimbursement expenses paid to Mr. Phelan for the year ended December 31, 2021.

(11)	As of December 31, 2021, Mr. Padval held restricted stock units for the settlement of 870 shares of common stock, of which no shares were vested as of such date.
(12)	As of December 31, 2021, Mr. Sanghi held restricted stock units for the settlement of 1,088 shares of common stock, of which no shares were vested as of such date.
(13)	As of December 31, 2021, Ms. Rao held no stock awards.

Outside Director Compensation Policy

Our outside director compensation policy is administered by our board of directors, with recommendations provided by its compensation committee. We use a combination of cash and stock-based compensation to attract and retain qualified outside candidates to serve on our board of directors.

Our board of directors, in conjunction with its compensation committee, periodically reviews the type and form of compensation paid to our outside directors to assess the competitiveness of our outside director compensation program is competitive and provides compensation that is appropriate for retaining and attracting qualified directors. In February 2022, after reviewing advice from Compensia, Inc., an independent compensation consulting firm (“Compensia”), and the recommendations of the compensation and nominating and corporate governance committees, our board of directors amended the outside director compensation policy to increase each outside director’s initial equity compensation and annual compensation to $175,000 per annum. We believe these changes better align our compensation policy for outside directors with those of other companies in our industry, enabling us to better attract and retain qualified directors.

During the year ended December 31, 2021, our outside director compensation policy provided for the following cash compensation to our outside directors:

•	$40,000 per year for service as a member of the board of directors;

•	$17,500 per year for service as chair of the board of directors;

•	$16,000 per year for service as chair of the audit and risk committee;

•	$10,000 per year for service as chair of the compensation committee;

•	$10,000 per year for service as chair of the nominating and governance committee;

•	$8,000 per year for service as a member of the audit committee; and

•	$5,000 per year for service as a member of the nominating and corporate governance or compensation committees of the board of directors.

All cash payments to outside directors are paid quarterly in arrears on a pro-rated basis.

During the year ended December 31, 2021, our outside director compensation policy provided for the following equity compensation to our outside directors, subject to any limits in our 2016 Equity Incentive Plan (“the 2016 Plan”), as described in the paragraph below:

•

on the first day a person becomes an outside director (other than by appointment on the date of each annual meeting of our stockholders), such person will be granted an award of restricted stock units in the amount equal to (1) $125,000 multiplied by a fraction (a) the numerator of which is (x) 12 minus (y) the number of months between the date of the last annual meeting of stockholders and the date the individual became an outside director and (b) the denominator of which is 12; divided by (2) the per share value (as defined below), which is referred to in this proxy statement as an initial award;

•

on the date of each annual meeting of our stockholders, each outside director will be granted an award of restricted stock units in the amount equal to (1) $125,000 divided by (2) the per share value, which is referred to in this proxy statement as an annual award; and

•

on the date of each annual meeting of our stockholders, an outside director who is serving as chair of the board of directors and is eligible for an annual award will be granted, in addition to an annual award, an award of restricted stock units in the amount equal to (1) $17,500 divided by (2) the per share value, which is referred to in this proxy statement as a board-chair annual award, and an outside director who is serving or is appointed as chair of the board of directors and is eligible for an initial award will be granted, in addition to the initial award, a board-chair annual award pro-rated in the same manner as an initial award.

The 2016 Plan provides that in any given year, an outside director may not receive awards having a grant date fair value greater than $500,000, as determined under GAAP. This maximum limit does not reflect the intended size of any potential grants or a commitment to make grants in the future.

Each award described in the preceding bullet points, which is referred to in this proxy statement as an outside director award, vests upon the one-year anniversary of the date such award was granted, subject to the director’s continuing to be a service provider; however, in the event of a change in control (as defined in the 2016 Plan), all outside director awards shall vest in full.

As used above, per share value generally means the average trading price for a share of our common stock over the ten trading days beginning on the next day following the date we announce fourth quarter earnings for the fiscal year immediately prior to the grant date of an award.

Outside directors may be permitted to defer the delivery of the shares of our common stock subject to an outside director award subject to the terms of our outside director compensation policy.

Outside directors may not sell, pledge, assign, hypothecate, transfer or dispose of in any manner other than by will or by the laws of descent or distribution, shares of our common stock issued pursuant to an outside director award while the outside director continues to serve as a director, other than in order to pay for any tax obligations arising from the vesting and/or settlement of such award.

We also will continue to reimburse our outside directors for reasonable, customary and documented travel expenses incurred in connection with attending board and board-committee meetings.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit and risk committee of the board of directors has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2022. EY began serving as our independent registered public accounting firm for the audit of our financial statements for the year ended December 31, 2020 following the dismissal of PricewaterhouseCoopers LLP (“PwC”) was as our independent registered public accounting firm effective April 28, 2020.

Notwithstanding EY’s selection as our independent registered public accounting firm for the year ending December 31, 2022, our audit and risk committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit and risk committee believes that such a change would be in the best interests of Impinj, Inc. and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2022. Our audit and risk committee is submitting the selection of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of EY, the board of directors may reconsider the appointment.

Change of Independent Registered Public Accounting Firm

Our audit and risk committee, in accordance with its charter, routinely reviews the performance and retention of our independent registered public accounting firm. On April 28, 2020, the audit and risk committee approved the dismissal of PwC, which was then serving as our independent registered public accounting firm. PwC was dismissed on April 28, 2020 as our independent registered public accounting firm, effective April 28, 2020.

PwC’s reports on our financial statements for the years ended December 31, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through April 28, 2020, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”) and the related instructions thereto, with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through April 28, 2020, except as noted below, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019, we remediated a previously identified material weakness in our internal control over financial reporting relating to the accounting and financial statement disclosure over complex accounting matters. The subject matter of this reportable event was discussed by the audit and risk committee with PwC. We authorized PwC to respond fully to the inquiries of EY concerning the subject matter of the reportable event.

On April 28, 2020, the audit and risk committee approved the appointment of EY as our new independent registered public accounting firm, effective April 28, 2020. During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through April 28, 2020, neither we nor anyone acting on our behalf consulted with EY regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

We provided PwC with a copy of a Current Report on Form 8-K (the “Form 8-K”), which was filed with the SEC on April 29, 2020, and requested that PwC furnish us with a letter addressed to the SEC stating whether PwC agreed with the disclosures in the Form 8-K and, if not, stating the respects in which it did not agree. We received the requested letter from PwC and a copy of the letter, dated April 29, 2020, was filed as Exhibit 16.1 to the Form 8-K and such letter is incorporated by reference herein.

Fees Paid to our Independent Registered Public Accounting Firm

The following table summarizes the fees billed by our independent registered public accounting firms for the fiscal years ended December 31, 2021 and 2020, inclusive of out-of-pocket expenses. All fees described below were pre-approved by the audit and risk committee.

	Year Ended December 31,
Fee Category	2021	2020
Audit fees (1)	$1,205,752	$740,777
Audit-related fees (2)	—	—
Tax fees (3)	—	10,937
All other fees (4)	—	3,320

Total fees	$1,205,752	$755,034

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings. Audit fees for 2021 included fees associated with our convertible notes offering in November 2021.

(2)

Audit-related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” We did not incur any audit-related fees during 2021 or 2020.

(3)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning.
(4)	All other fees include any fees billed that are not audit or audit related. In 2020, these fees related to accounting research software.

Auditor Independence

In 2021, there were no other professional services provided by EY that would have required the audit and risk committee to consider their compatibility with maintaining the independence of EY.

Policy on Audit and Risk Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit and risk committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The audit and risk committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the audit and risk committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit and risk committee for ratification at its next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON COMPENSATION OF NAMED

EXECUTIVE OFFICERS (“SAY-ON-PAY”)

Pursuant to Section 14A of the Exchange Act and in accordance with SEC rules, we are providing our stockholders with the opportunity to vote at the Annual Meeting on this advisory or non-binding proposal regarding the compensation of our named executive officers (commonly referred to as “say-on-pay”).

This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on us, the board of directors or the compensation committee. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond.

For more information about the compensation that we paid to our named executive officers during the fiscal year ended December 31, 2021, please refer to the “Executive Compensation” section of this proxy statement, which we believe demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term stockholder value creation.

We are asking our stockholders to approve the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Impinj, Inc. approve, on an advisory basis, the compensation of Impinj, Inc.’s named executive officers, as disclosed in the Impinj, Inc.’s proxy statement for the 2022 annual meeting of stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE SAY-ON-PAY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY

VOTES ON EXECUTIVE OFFICER COMPENSATION

Stockholders have the opportunity to advise the board of directors, in a vote on an advisory or non-binding basis, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation (that is, votes similar to the non-binding vote in Proposal No. 3) every one, two or three years.

While our compensation strategies are related to both the short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on named executive officer compensation will allow stockholders to provide us with more frequent direct feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

The frequency that receives the highest number of votes will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY “ONE YEAR” FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, Mr. James McRitchie, 9295 Yorkship Ct., Elk Grove, CA 95758, who beneficially owned 110 shares of our common stock on the date that the proposal was submitted.

We and our board of directors are not responsible for the content of the stockholder proposal or the supporting statement. The stockholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

The stockholder proposal is quoted verbatim in italics below. The stockholder proposal contains certain website addresses. Information contained on, or that can be accessed through, such websites do not constitute part of this proxy statement, and the inclusion of such website addresses in this proxy statement is limited to inactive textual references only.

Item 5 – Shareholder Proxy Access

Resolved: Shareholders of Impinj Inc [sic] (“Company”) request our Board of directors take the steps necessary to enable shareholders, without limits on group size, to aggregate their shares to equal 3% of our stock owned continuously for 3-years to enable shareholder proxy access with the following essential provision:

Nominating shareholders and unlimited groups of shareholders must have owned at least 3% of the Company’s outstanding shares of common stock continuously for a period of at least 3-years.

The essential feature requested is that shareholders forming a nominating group not be limited with regard to the number in a nominating group, allowing employee owners to combine with activist funds to nominate candidates.

Supporting Statement: Proxy access enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management’s director candidates. A competitive election is good for everyone. Even if never used, this proposal helps ensure our Board will nominate directors with outstanding qualifications to avoid giving shareholders a reason to exercise access rights.

Proxy Access in the United States: Revisiting the Proposed SEC Rule,1 a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Governance Changes through Shareholder Initiatives: The Case of Proxy Access 2 found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Proxy access has been adopted by major companies, including 78% of the S&P 500. Adoption of this proposal will make our Company more competitive in its corporate governance. Two of our largest shareholders, BlackRock and Vanguard, voted in favor of 87% and 91% of shareholder proposals, respectively, to establish proxy access during the last 3.5 years.

[1]	https://www.cfainstitute.org/-/media/documents/article/position-paper/proxy-access-in-united-states-revisiting-proposed-sec-rule.ashx
[2]	https://ssrn.com/abstract=2635695

Adding urgency to this proposal is a recent study finding directors generally do not want to monitor and are not sure they can do so effectively.3 Corporate governance expert Nell Minow offered the following: “Usually directors at least pretend to acknowledge their legal obligation to provide oversight of CEOs on behalf of shareholders.” “This acknowledgment that directors see themselves as corporate cheerleaders instead of skeptics whose job is to push back, question, and insist on better is further proof that shareholders will need to support more Engine No. 1-style challenges.”4

Eliminating group limits would allow employee-shareholders with small holdings to join in nominating groups, opening communication channels between our Board and workers. Proxy access directors nominated by such groups may be more able to effectively monitor than typical outside directors and would bring a host of additional benefits.5

Last year our proxy access proposal received 9,648,915 votes For and 1,890,507 Against. See

https://www.sec.gov/ix?doc=/Archives/edgar/data/1114995/000119312521188977/d153919d8k.htm

Enhance Shareholder Value, Vote FOR

Shareholder Proxy Access – Proposal 5

Board of Directors’ Statement

Impinj’s board of directors, after careful review, recently adopted a meaningful and appropriate proxy access right for director nominations by our stockholders. Adoption of this proposal is therefore unnecessary.

In amending our bylaws to adopt a proxy access provision, our board of directors carefully considered various potential formulations of proxy access, including the provisions advocated by the proponent and proxy access provisions adopted by our peers and other publicly traded companies. In selecting the appropriate proxy access framework, our board of directors sought to balance the desire to provide meaningful rights to stockholders against the potential harm to the effectiveness of our board of directors that may be caused by the nomination of directors who may pursue narrow special interests, including interests unrelated to long-term stockholder value.

Impinj’s proxy access provision is consistent with overwhelming market practice. It permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of the voting power entitled to vote in the election of directors continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to the greater of (i) two directors or (ii) 20% of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our bylaws.

The proponent’s proposal of unlimited aggregation undermines the principle, which we believe is shared by most of our stockholders, that the right to nominate a director using Impinj’s proxy statement should be available only for an appropriately sized group of stockholders who have a sufficient financial stake in our company to cause their interests to be aligned with the interests of our stockholders as a whole.

Impinj’s stockholders have a robust proxy access right. The adoption of this proposal is unnecessary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

***

For a further desciption of Impinj’s proxy access provision, see page 6 of this proxy statement.

[3]	https://corpgov.law.harvard.edu/2021/09/02/corporate-directors-implicit-theories-of-the-roles-and-duties-of-boards/
[4]	https://valueedgeadvisors.com/2021/09/02/corporate-directors-say-its-not-their-job-to-monitor-ceo-study-bloomberg/
[5]	https://www.aspeninstitute.org/publications/new-corporate-boardroom/

REPORT OF THE AUDIT AND RISK COMMITTEE

The audit and risk committee of the board of directors currently comprises three independent directors and operates under a written charter originally adopted by the board of directors in June 2016, which charter is reviewed on an annual basis and amended as necessary by the board of directors upon recommendation by the audit and risk committee.

The members of the audit and risk committee are currently Gregory Sessler (chair), Steve Sanghi and Theresa Wise. Each of the members of the audit and risk committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of The Nasdaq Global Select Market listing standards and Rule 10A-3 of the Exchange Act. The board of directors has also determined that Mr. Sessler is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.

The audit and risk committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit and risk committee is responsible for monitoring and overseeing these processes.

The audit and risk committee held five meetings during 2021. The meetings were designed to provide information to the audit and risk committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit and risk committee, management and our independent registered public accounting firm for fiscal year 2020, Ernst & Young, LLP. Management represented to the audit and risk committee that our financial statements were prepared in accordance with generally accepted accounting principles. The audit and risk committee reviewed and discussed the audited financial statements for fiscal year 2020 with management and the independent registered public accounting firm. The audit and risk committee also instructed the independent registered public accounting firm that the audit and risk committee expects to be advised if there are any subjects that require special attention.

The audit and risk committee discussed with the independent registered public accounting firm the matters required to be discussed by the independent registered accounting firm with the audit and risk committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit and risk committee has also received the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young, LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit and risk committee concerning independence, and has discussed with Ernst & Young, LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit and risk committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

The audit and risk committee of the board of directors of Impinj, Inc.:

Gregory Sessler (Chair)

Steve Sanghi

Theresa Wise

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of April 13, 2022. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Executive Officers
Chris Diorio, Ph.D.	60	Director, Chief Executive Officer and Vice Chair
Cary Baker	46	Chief Financial Officer
Jeff Dossett	61	Chief Revenue Officer
Hussein Mecklai	49	Chief Operating Officer

There are no family relationships among any of the directors or executive officers.

Executive Officers

Chris Diorio, Ph.D. See “Board of Directors and Corporate Governance—Continuing Directors.”

Cary Baker has served as our chief financial officer since February 2020. Prior to joining us, Mr. Baker was senior vice president, chief financial officer and treasurer of RealNetworks, Inc. from May 2017 to February 2020. From February 2015 to April 2017, he served as chief financial officer of HEAT Software, Inc., and from March 2014 to October 2016, Mr. Baker also served as chief financial officer of NetMotion Software, an affiliate of HEAT Software, Inc. From May 2010 to November 2013, he also held key financial leadership roles at Clearwire Corporation, including most recently as vice president, finance. Mr. Baker’s earlier experience includes financial leadership roles at Boost Mobile and Sprint Corporation. Mr. Baker holds an M.B.A. from the Kelley School of Business at Indiana University and a B.S. in finance from the University of Idaho.

Jeff Dossett has served as our chief revenue officer since June 2020. Prior to his promotion to chief revenue officer, Mr. Dossett served as our executive vice president of sales and marketing from January 2018 to June 2020. Previously, he served as our senior vice president of marketing and business development from May 2017 to December 2017. Prior to joining us, Mr. Dossett was a strategic advisor for GOOD Worldwide Inc., a global media brand and social impact company, from January 2007 to July 2017 and served as chief executive officer of GOOD Worldwide Inc. from March 2016 to October 2016. From December 2013 to March 2015, he served in various roles at Porch, Inc., an online home services platform, including head of partnerships, corporate development and interim chief financial officer. From October 2010 to May 2013, he served as executive vice president responsible for partnerships and revenue, and from May 2013 to December 2013 as chief revenue officer of Leaf Group Inc. (formerly known as Demand Media Inc.), a publicly traded content company. Mr. Dossett received a B.A. in business management and general management from Ivey Business School at Western University.

Hussein Mecklai has served as our chief operating office since February 2022. Prior to his promotion to chief operating officer, Mr. Mecklai had served as our executive vice president, engineering since February 2019. Previously, Mr. Mecklai held various positions at Intel Corporation from 2013 to 2018, including vice president, platform engineering group and general manager, product architecture group from February 2016 until December 2018. Mr. Mecklai received a B.S. in electrical engineering from Lafayette College, and a M.S. in electrical engineering from Lehigh University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Business

At Impinj, our vision is a boundless Internet of Things (“IoT”). We are driving a future in which every day physical items are wirelessly connected to digital counterparts, or digital twins, in the cloud, and in which businesses and people access information about an item from its digital twin. Our mission is to connect everything. We deliver a platform that powers item-to-cloud connectivity, and on which enterprise solution providers innovate IoT whole products.

Today, we deliver the identity, location and authenticity of billions of physical items. We believe our future is extending that delivery to trillions of physical items and enabling ubiquitous access to cloud-based digital twins of those items, each storing an item’s ownership, history and links. We believe the item-to-cloud connectivity that our platform will deliver will enhance businesses efficiencies and commerce and, ultimately, improve people’s lives.

2021 Business Highlights

Fiscal year 2021 was an exceptional year for us marked by significant achievements in revenue and operating results. Among our achievements were:

•	Revenue. Total revenue was $190.3 million, up from $138.9 million in 2020.

•	GAAP gross margin. Total GAAP gross margin was 52.0%, up from 46.9% in 2020.

•	GAAP net loss. Total GAAP net loss was $51.3 million, an improvement from a net loss of $51.9 million in 2020.

•	Adjusted EBITDA. Total adjusted EBITDA was $9.1 million, up from a loss of $11.5 million in 2020.

•	Non-GAAP net income. Total non-GAAP net income was $6.4 million, up from a loss of $12.8 million in 2020.

Detailed descriptions of these non-GAAP financial measures and a reconciliation between GAAP and non-GAAP information is contained in a Current Report on Form 8-K filed February 9, 2022 with the SEC.

These achievements were the result of the extraordinary efforts of all of our employees, including our named executive officers. Further, we attained these results despite headwinds caused by the COVID-19 pandemic and related external supply chain shortages.

Our Process for Setting Executive Officer Compensation

The compensation committee is primarily responsible for setting the compensation of our executive officers, including our named executive officers. Its responsibilities include determining (i) the value for each element of our executive officers’ direct compensation, (ii) the structure, metrics, and targets we use for our performance-based compensation elements and (iii) the group of companies we use to evaluate market rates for compensation. When discharging its responsibilities, the compensation committee relies on input from our management and its independent compensation consultant, Compensia, whose roles are discussed below. After its review and evaluation of input from our management and compensation consultant, the compensation committee sets the compensation for our executive officers (other than Dr. Diorio), and recommends to our board of directors the compensation to be paid to Dr. Diorio, and our board of directors approves the compensation to Dr. Diorio following deliberation.

Our management provides our compensation committee with its perspectives on certain aspects of our executive officers’ compensation, including the metrics and targets used in our performance-based compensation elements and the companies that constitute our compensation peers. Additionally, for each executive officer, Dr. Diorio recommends an amount of each element of compensation for such named executive officer to the compensation committee based on his review of the executive officers’ performance and market data for that executive officers’ role and scope of responsibility. Dr. Diorio does not review his compensation, nor does he recommend a compensation amount for himself based on performance and market data. Further, none of our named executive officers, inclusive of Dr. Diorio, participate in such deliberations by our board of directors or the compensation committee on their compensation.

For 2021, our compensation committee engaged Compensia, a national executive compensation consulting firm. In connection with engaging Compensia, the compensation committee considered the independence factors established by The Nasdaq Global Select Market and the SEC, and concluded that the engagement did not create any conflicts of interest and that Compensia was independent. Compensia supported the compensation committee by providing input on the compensation of certain officers, including our named executive officers and our non-employee directors. Specifically, our compensation committee directed Compensia to:

•	update the peer group used to determine the competitive market for executive and director compensation;

•	review our executive compensation philosophy;

•	assess the competitiveness of our executive compensation program;

•	assess long-term incentive practices for executives, including the terms of equity awards whose vesting is tied to our relative total stockholder return (“TSR”); and

•	assess the competitiveness of our director compensation program.

Compensation Corporate Governance

We strive to adhere to good corporate governance practices in our compensation processes. All members of our compensation committee are independent. We work with an independent compensation consultant who is knowledgeable of good governance practices generally and has a current, objective view of the relevant market for leadership talent. We link rewards with performance and achievement. We are careful to structure our compensation programs to avoid inappropriate risk taking. Finally, we follow a balanced compensation philosophy that is aligned with our company’s values.

Our Compensation Philosophy

Our compensation philosophy is to provide a competitive, reasonable total pay package that allows us to attract and retain the most qualified individuals to lead our business, while rewarding them largely based on our short-term and long-term financial performance, and for increasing value for our stockholders.

Our compensation committee aimed to pay our named executive officers in 2021 primarily with equity rather than cash, thereby focusing our executive officers on increasing our company’s value over the long-term and aligning their interests with those of our stockholders. Additionally, the compensation committee established at-risk, performance-based equity compensation as a significant component of our executive officers’ compensation for 2021, so that our executive officers will realize meaningful portions of their compensation only if our company performs at a high level.

Considerations in Setting Executive Officer Compensation

Our compensation committee primarily relied on its subjective consideration of various factors to set the amounts of our executive officers’ compensation in 2021. The compensation committee evaluated each executive officer’s performance and scope of responsibility, and considered the historical compensation paid by us along with internal pay parity considerations. The compensation committee also reviewed how our peer companies (as discussed below) pay executives with similar responsibilities. The compensation committee also considered the recommendations of Dr. Diorio (except with respect to his own compensation).

In setting the 2021 compensation for our executive officers, our compensation committee selected, and reviewed compensation data from a group of 18 public companies that satisfied criteria based on industry and complexity of business, revenue (focusing on companies within 0.4-2.5x our revenue), revenue growth, market capitalization (focusing on compensation within 0.3-3.0x our market capitalization), stage/time from initial public offering, and other considerations. These 18 companies are listed below.

ACM Research	CEVA	Mesa Laboratories	PDF Solutions
Ambarella	Digi International	Mitek Systems	SiTime
Boingo Wireless	Digimarc	nLIGHT	Xperi Holding
CalAmp	DSP Group	Ooma
Cambium Networks	Inseego	ORBCOMM

In setting each executive officer’s compensation, our compensation committee did not determine compensation amounts based solely on a comparison against certain compensation percentiles within the peer group data. Rather, the compensation committee used the peer group data to obtain a general understanding of the practices of our compensation peers and then relied on its judgment, including consideration of the factors described above in totality, to set an executive officer’s compensation.

Elements of Our Named Executive Officers’ Compensation

The table below describes the principal elements of our executive compensation program in 2021. Each named executive officer is eligible for these compensation elements annually.

Element	Description	Objective
Base salary	Cash payment at regular intervals	• Provide a guaranteed level of income

Annual bonus	Annual payment (for 2021, granted in the form of RSUs) earned based on our achievement of budgeted bookings and endpoint IC metrics	• Provide the opportunity to earn additional compensation by achieving certain annual company goals

RSU awards	Grant of RSUs that vest into shares of our common stock over four years	• Align officer’s and stockholders’ interests by rewarding the creation of long-term stockholder value • Long-term retention through use of a multi-year vesting schedule

Performance stock unit, or PSU, awards	Grant of PSUs that vest and settle in shares of our common stock at the end of three-years based on our achievement of TSR as compared to the S&P Semiconductor Select Industry Index over that period	• Incentivize long-term company achievements • Align officer’s and stockholders’ interests by rewarding the creation of long-term stockholder value

Base Salary

In April 2021, our compensation committee approved increases in base salaries for our named executive officers, taking into consideration the high-level of competency they demonstrate in their roles, the recommendations of Dr. Diorio, and changes needed to bring their base salaries closer in line with peer companies (as discussed above) for their roles. The base salary changes were effective April 4, 2021.

NEO	2020 Base Salary Rate Per Annum	2021 Base Salary Rate Per Annum
Cary Baker	$335,000	$345,000
Jeff Dossett	$260,000	$300,000

2021 Bonus Plan

Our 2021 Bonus Plan (the “2021 Bonus Plan”) is designed to incentivize our employees, including our named executive officers, to achieve certain key annual financial metrics. Any payout under the 2021 Bonus Plan is provided in the form of RSUs rather than cash to further align the interests of our executives and our stockholders.

For the 2021 Bonus Plan, each named executive officer’s target bonus opportunity as a percentage of their base salary was unchanged from 2020.

Consistent with the prior few years, and in an effort to conserve cash resources and provide additional incentives to reward our employees for growth in our stock price, the compensation committee believed it would be appropriate to provide 100% of the target bonus opportunities in the form of performance-based restricted stock units (“2021 Bonus RSUs”) for participants in our 2021 Bonus Plan, including our named executive officers. In March 2021, the compensation committee approved this structure and approved the grant of the 2021 Bonus RSUs for the named executive officers, and the board of directors approved the grant of the 2021 Bonus RSUs for Dr. Diorio in early April 2021.

The table below shows each named executive officer’s 2021 Bonus Plan target opportunity expressed as a dollar amount, a percentage of his 2021 base salary, and as a target number of 2021 Bonus RSUs that were granted.

Named Executive Officer	2021 Bonus Plan Target Opportunity	Percentage of 2021 Base Salary	2021 Bonus Plan Target Opportunity (Bonus RSU at Target)(2)
Chris Diorio	$380,000	100%	13,601
Cary Baker	$224,250	65%	8,028
Jeff Dossett(1)	$300,000	100%	10,740

(1)

The compensation committee converted Mr. Dossett from a sales commission plan, which had applied to him through 2020, to the 2021 Bonus Plan, to align the metrics by which the performance of our executive leadership team would be evaluated. The compensation committee determined that participation in the 2021 Bonus Plan, rather than a sales commission plan, was more appropriate for Mr. Dossett in light of his role and responsibilities as Chief Revenue Officer. To facilitate this alignment, the compensation committee approved a one-time grant of 3,150 fully vested RSUs to Mr. Dossett.

(2)

The number of Bonus RSUs at target equals the named executive officer’s 2021 Bonus Plan Target Opportunity, divided by average trading price for a share of our common stock over the twelve-month period ending on December 31, 2020. This methodology for converting value into a number of units is consistent with our standard equity practices as then-in effect.

Our 2021 Bonus Plan had a potential payout ranging from 0 to 175% of a named executive officer’s target. The payout depended on our achievement of bookings (weighted 50%) and endpoint integrated circuit (“IC”) shipments (weighted 50%) goals. Bookings is defined as the sum of purchase orders received by our company during the relevant period (adjusted to actual sales amounts, if different, for purchase orders resulting in sales invoiced during the period), plus any additional equivalent commitments to procure products and services from our company in the relevant period or beyond (e.g., agreements for nonrecurring engineering services or for long-term purchase commitments). Endpoint IC shipments is defined as the sum of all quantities of endpoint ICs that we shipped to customers during the year (adjusted as appropriate for any shipments resulting in returns and/or other non-ordinary course events). Using these two metrics together enables us to evaluate our performance in generating revenue and fulfilling our customer commitments.

Following the completion of the 2021 performance period, the compensation committee reviewed our performance across the predetermined financial performance goals detailed above to determine the amounts to be paid to all plan participants, including the named executive officers. The compensation committee determined that the bookings goal was achieved at 175% of target and the endpoint IC shipments goal was achieved at 138% of target, resulting in total achievement of 157%. The compensation committee exercised its discretion to increase the total payout percentage under the 2021 Bonus Plan to 175% for the following reasons: (i) based on documented demand, the maximum goal for endpoint IC shipments would have been reached but for external supply chain shortages brought about by the COVID-19 pandemic, (ii) all employees, including the plan participants, put forth an extremely high level of effort to optimize our performance despite the supply limitations, (iii) bookings more than doubled the maximum goal in 2021, (iv) broader financial performance in 2021 far exceeded the company’s annual operating plan, and (v) the impact of this exercise of discretion on the amounts our executives earned was modest (less than 6,000 RSUs total for all of our NEOs).

The table below shows each named executive officer’s Bonus RSUs at target, the payout percentage, and the number of Bonus RSUs earned under the 2021 Bonus Plan (at 175% of target).

NEO	2021 Bonus Plan Target Opportunity (Bonus RSU at Target)	2021 Payout Percentage	Amount Earned under 2021 Bonus Plan
Chris Diorio	13,601	175%	23,801
Cary Baker	8,028	175%	14,049
Jeff Dossett	10,740	175%	18,794

Equity Compensation

For 2021, our compensation committee and board of directors eliminated stock options from the mix of equity granted to our named executive officers, and instead introduced a performance-based restricted stock unit (“PSU”) program. The compensation committee and board of directors made this change after reviewing equity grant practices at peer companies and in the broader technology company market and assessing the incentive and retentive value of a PSU program. Each named executive officer received two-thirds of his annual equity in the form of RSUs and one-third in the form of PSUs, consistent with the mix of RSUs and PSUs among our peer companies.

The table below sets forth, for each named executive officer, the target number of PSUs, the number of RSUs, and the total aggregate equity compensation value at target using the closing stock price on the date of grant. For more information on these equity grants, see “—Grants of Plan-Based Awards” below.

NEO	Target Number of PSUs	Number of RSUs	Target 2021 equity compensation
Chris Diorio	25,000	50,000	$4,091,250
Cary Baker	7,500	15,000	$1,227,375
Jeff Dossett	10,000	20,000	$1,636,500

In sizing our named executive officers’ 2021 equity awards, our compensation committee considered the factors described under “Considerations in Setting Executive Officer Compensation” above, including an assessment of peer group data to gain an understanding of target equity compensation for our compensation peers’ executives. The compensation committee also sought to grant a combination of RSUs and PSUs to balance the three considerations of driving strong shareholder returns, aligning our named executive officers’ interests with our stockholders’ interests, and retention.

PSU awards. 2021 PSU awards measure our TSR relative to the S&P Semiconductor Select Industry Index (the “Index”). For 50% of the target number of PSUs, our relative TSR is measured over a two-year performance period, from January 1, 2021 through December 31, 2022. For the other 50% of the target number of PSUs, our relative TSR is measured over a three-year performance period, from January 1, 2021 through December 31, 2023. Beginning and ending TSRs for us and each company in the Index are calculated using a 30-day average of closing stock prices preceding the relevant date, as adjusted to reflect dividends reinvested on each ex-dividend date during the applicable 30-day period (or, in the case of the ending price, the full performance period)

The number of units that are earned after each performance period is determined according to the following table, using linear interpolation to determine vesting between the given percentile ranks. The earned units vest on March 1st following the end of the applicable performance period, and subject to the named executive officer’s continued service with us through the applicable vesting date.

	Applicable Percentage of Target PSUs That Vest
Percentile rank	If our TSR is positive	If our TSR is negative
Below 25th percentile	0%	0%
40th percentile	50%	50%
55th percentile	100%	100%
85th percentile and above	200%	100%

In the event of a “change in control” before the end of the performance period, performance will be measured by comparing the price being paid for a share of the Company’s common stock in such change in control to the TSR of the Index as of the third day prior to the change in control, each as adjusted for dividends during the performance period.

Any earned RSUs as a result of performance achievement described in the previous sentence will vest as follows: a pro-rated amount of such earned RSUs will vest on the change in control based on the number of whole months served during the applicable performance period and the remaining earned portion of the award will vest quarterly through the end of the original performance period, subject to continued service, and further subject to any vesting acceleration under his change of control severance agreement. For more information, see “Agreements with our Named Executive Officers” section below.

RSU awards. One quarter of each named executive officer’s 2021 RSU award will vest on April 12, 2022, and one sixteenth of the award will vest quarterly thereafter, such that the entire award will be vested by April 2025, subject to the named executive officer’s continued service on each applicable vesting date.

As described in the “2021 Bonus Plan” section above, in 2021, each named executive officer also received Bonus RSUs under the 2021 Bonus Plan, and Mr. Dossett received an award of 3,150 fully vested RSUs in conjunction with his conversion from a sales commission plan to the 2021 Bonus Plan.

Defined Contribution Plans

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of the month on or following the date they begin employment, and participants are able to defer up to 100% of their eligible compensation. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants. In 2021, we adopted a discretionary company match equal to 50% of an employee’s contributions, up to 6% of eligible pay; matching contributions are subject to a three-year vesting requirement. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

The compensation committee believes that matching contributions assist us in attracting and retaining talented employees and executives. The 401(k) plan provides an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.

Other Benefits Available to Our Named Executive Officers

In addition to the elements of compensation described above, our named executive officers are also eligible to receive other standard employee benefits. In 2021, we paid for life insurance premiums for each of our named executive officers. No named executive officer received any additional perquisites in 2021.

Agreements with our Named Executive Officers

We have entered into employment agreement with each of our named executive officers. Each named executive officer is an “at-will” employee, receives a base salary, has the opportunity to earn an incentive award under the 2021 Bonus Plan, is eligible to receive equity grants, and is eligible to receive our standard employee benefits. The details of our employment agreements with our named executive officers are as follows:

Chris Diorio, Ph.D.

We entered into an employment agreement with Dr. Diorio, our co-founder, vice-chair and chief executive officer, dated March 16, 2007, as amended and restated as of December 19, 2008 and as amended on February 20, 2009. This agreement has no specific term and constitutes at-will employment.

Under the terms of Dr. Diorio’s employment agreement, if Dr. Diorio’s employment is terminated other than for death, Cause or Disability (each as defined in his amended and restated employment agreement), or he resigns for Good Reason (as defined in his amended and restated employment agreement), he will be eligible to receive the following benefits if he (i) timely signs and does not revoke an effective release of claims within 120 days following termination and (ii) continues to comply with the non-competition and non-solicitation provisions in his employment agreement:

•

continued payment of base salary for a period of six months (or 12 months, if his termination occurs within 12 months following a Change of Control) (as defined in his amended and restated employment agreement);

•	lump sum payment equal to 50% of annual base salary if his termination occurs within 12 months following a Change of Control;

•	pro-rated portion of any earned annual target performance bonus;

•

reimbursement by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible covered dependents or taxable monthly payment equal to such premium amount in lieu of such reimbursement for six months following his termination of employment;

•	accelerated vesting of 25% of the then unvested portion of outstanding equity awards (100% if his termination occurs within 12 months following a Change of Control); and

•	extension of the exercise period for outstanding vested stock options by up to one year following termination.

Cary Baker

We entered in an employment agreement with Mr. Baker, dated January 9, 2020 to serve as our Chief Financial Officer. The agreement does not have a specific term and provides that Mr. Baker is an at-will employee.

If we terminate Mr. Baker’s employment for reasons other than for Cause (as defined in his employment agreement), death or Disability (as defined in his employment agreement) or Mr. Baker resigns for Good Reason (as defined in his employment agreement), then, subject to the execution and non-revocation of a release of claims in the form provided by us and compliance with the restrictive covenants set forth therein, Mr. Baker will be eligible to receive:

•	severance pay at a rate equal to his base salary rate then in effect for six months from the date of termination;

•	the pro-rated portion of any earned annual target performance bonus;

•

reimbursement by the Company for up to six months of COBRA premiums for Mr. Baker and his eligible dependents, if Mr. Baker timely elects health insurance continuation through COBRA, or taxable monthly payments of an equivalent amount for six months following the termination date in lieu of COBRA premium reimbursements; and

•

accelerated vesting of 25% of then unvested portion of outstanding equity awards (100% if his termination occurs within 12 months following a “change of control” (as defined in his employment agreement)).

Jeff Dossett

We entered in an employment agreement with Mr. Dossett, dated April 28, 2017. The agreement has no specific term and constitutes at-will employment.

Under the terms of Mr. Dossett’s employment agreement, if Mr. Dossett’s employment is terminated other than for death, Cause or Disability (each as defined in his employment agreement), or he resigns for Good Reason (as defined in his employment agreement), he will be eligible to receive the following benefits, if he timely signs and does not revoke an effective release of claims within 120 days following termination and continues to comply with the non-competition and non-solicitation provisions in his employment agreement:

•	continued payment of base salary for a period of six months;

•	pro-rated portion of any earned annual target performance bonus;

•

reimbursement by us for up to six months of COBRA premiums to continue health insurance coverage for him and his eligible covered dependents or taxable monthly payment equal to such premium amount in lieu of such reimbursement for six months following his termination of employment; and

•

accelerated vesting of 100% of the then unvested portion of outstanding equity awards if his termination occurs within six months following a Change of Control (as defined in his employment agreement).

For purposes of the agreements with Dr. Diorio, Mr. Baker, and Mr. Dossett, the following definitions apply:

•	“Cause” means the named executive officer’s:

(1)	conviction of a felony;

(2)	commission of any act of fraud with respect to us;

(3)	intentional misconduct that has a material adverse effect upon our business;

(4)	breach of any of his fiduciary obligations as our officer or of any contractual obligation that he has to us, in either case where the breach has a material adverse effect on our business;

(5)

willful misconduct or gross negligence in performance of his duties under the named executive officer’s employment agreement or amended and restated employment agreement (as applicable), including his refusal to comply in any material respect with the legal directives of the board of directors so long as such directives are not inconsistent with his position and duties; or

(6)	death or disability.

However, prior to any termination of the named executive officer’s employment for Cause defined in clauses (3), (4) or (5) above, we shall give written notice to him of the actions or omissions deemed to constitute the Cause event, and if it is possible to cure the specified default, he shall have a period of not less than 30 days in which to cure the specified default in his performance.

•

“Good Reason” applied to Dr. Diorio means his resignation that is effective within two years following the expiration of our cure period (discussed below) following the occurrence of one or more of the following events without his consent:

(1)	a material reduction of his base salary;

(2)

the assignment to him of any duties, or the reduction of his duties, either of which results in a material diminution in his authority, duties or responsibilities with us in effect immediately prior to such assignment or reduction, or his removal from such position and responsibilities, unless he is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or

(3)

a material change in the geographic location at which he must perform services (his relocation to a facility or a location less than 50 miles from his then-present location shall not be considered a material change in geographic location).

He will not resign for “Good Reason” without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

•

“Good Reason” applied to Mr. Dossett means the named executive officer’s resignation that is effective within two years following the expiration of our cure period (discussed below) following the occurrence of one or more of the following events without his consent:

(1)

a material reduction of his base salary (the reduction of base salary by less than 10% from his then-present base salary level shall not be considered a material reduction); provided that, an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary reduction shall not constitute such a material reduction;

(2)

the assignment to him of any duties, or the reduction of his duties, either of which results in a material diminution in his authority, duties or responsibilities with us in effect immediately prior to such assignment or reduction, or his removal from such position and responsibilities, unless he is provided with comparable authority, duties or responsibilities; provided that, neither a mere change in title alone nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; or

(3)

a material change in the geographic location at which he must perform services (his relocation to a facility or a location less than 50 miles from his then-present location shall not be considered a material change in geographic location).

Each of these named executive officers will not resign for “Good Reason” without first providing us with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice.

If any of the payments provided for under any of the employment agreements described above or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such named executive officers. No agreement described above requires us to provide any tax gross-up payments.

Certain Tax and Accounting Impacts of Our Named Executive Officer Compensation

We have not provided any of our named executive officers with a gross-up or other reimbursement for tax amounts the individual might pay pursuant to Code Sections 280G, 4999 or 409A. Code Sections 280G and 4999 provide that named executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Code Section 409A also imposes significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Code Section 409A.

Under Code Section 162(m), we are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for the chief executive officer and certain of our current and former highly compensated executive officers (collectively “covered employees”). While we cannot predict how the deductibility limit may impact our compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, although we have not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the board of directors and compensation committee may consider tax deductibility under Code Section 162(m) as a factor in its compensation decisions.

We measure stock-based compensation expense for the equity awards granted to our named executive officers based on the grant date fair value of the awards, and we recognize the compensation expense over the requisite service period for the award, which is typically four years. We account for forfeitures as they occur. With respect to PSUs, the number of PSUs that ultimately vests will depend on the extent to which we achieve specified fiscal year financial performance metrics. We record compensation expense each period on a straight-line basis based on our estimate of the most probable number of PSUs that will vest and recognize that expense over the requisite service period. For those PSUs that are linked to our relative TSR, we use a Monte Carlo simulation in estimating the fair value at grant date and recognize compensation cost over the implied service period.

Compensation and Risk

We have undertaken a risk review of our employee compensation plans and arrangements in which our employees (including our executive officers) participate, to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. In our review, we considered numerous factors and design elements that manage and mitigate risk, without diminishing the effect of the incentive nature of compensation, including the following:

•	the design of our 2021 Bonus Plan and its reliance on measurable financial or business critical metrics;

•	ownership of a large percentage of our shares and equity-based awards by senior management; and

•	our practice of awarding long-term equity grants to our executives in order to directly tie the executive’s expectation of compensation to their contributions to the long-term value of the Company.

Based on our review, we concluded that any potential risks arising from our employee compensation programs, including our executive programs, are not reasonably likely to have a material adverse effect on us.

Compensation Committee Report

Our compensation committee has reviewed the Compensation Discussion and Analysis provided above with management. Based on such review and discussion, our compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2021 and this proxy statement.

Respectfully submitted by the members of the compensation committee of the board of directors:

Umesh Padval, Chair

Gregory Sessler

Theresa Wise, Ph.D.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Chris Diorio, Ph.D.	2021	381,478	2,500	5,460,661	—	—	65,060	5,909,698
Chief Executive Officer	2020	380,000	—	1,187,679	1,633,530	—	22,328	3,223,537
	2019	372,500	—	2,624,139	1,289,488	—	4,386	4,290,512
Cary Baker	2021	343,797	—	1,850,662	—	—	10,059	2,204,518
Chief Financial Officer	2020	289,908	—	2,617,246	1,399,913	—	—	4,307,067
	—	—	—	—	—	—	—	—
Jeff Dossett	2021	291,014	—	2,670,975	—	68,608	8,913	3,039,510
Chief Revenue Officer	2020	260,000	—	933,780	490,059	229,153	4,373	1,917,365
	2019	255,000	—	905,000	535,023	281,835	4,563	1,981,421

(1)

Effective as of July 1, 2019, the compensation committee approved base salary adjustments for Dr. Diorio. Accordingly, salary for 2019 reflects the previously established salary level until July 1, 2019 and the new salary level through December 31, 2019. Mr. Baker’s base salary for 2020 is pro-rated based on the number of days in which he was employed with us during the year.

(2)

The dollar amounts in this column represent the aggregate grant-date fair value of restricted stock unit awards granted in 2021, 2020 and 2019, respectively. The grant-date fair value of restricted stock units subject to performance conditions, or PSUs, including those made under our 2021 Bonus Plan, 2020 Bonus Plan and our 2019 Bonus Plan for Dr. Diorio and Mr. Baker based on the achievement of budgeted bookings goals for 2021, 2020 and 2019, respectively, and those made to Mr. Dossett based on certain milestones for non-recurring engineering contract revenue during 2019 is based on the probable outcome of achievement of the performance conditions as of the grant date. Assuming the highest level of performance is achieved under the applicable performance measures under the 2021 Bonus Plan, 2020 Bonus Plan and 2019 Bonus

Plan, respectively, the maximum possible value of the 2021 PSUs, 2020 PSUs and 2019 PSUs, respectively, using the grant-date fair value is (i) for Dr. Diorio, $3,289,635, $516,679 and $608,805 and (ii) for Mr. Baker, $1,358,690 and $257,946. We determined that, as of the grant date, the probability of achieving the performance measures set forth in Mr. Dossett’s award agreement for the PSUs issued to him in March 2019 was 0%. Assuming the highest level of performance is achieved under the applicable performance measures set forth in Mr. Dossett’s award agreement, the maximum possible value of Mr. Dossett’s 2019 PSUs using the grant-date fair value is $125,025. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.
(3)

The dollar amounts in this column represent the aggregate grant-date fair value of stock option awards granted in 2020 and 2019, respectively. We computed these amounts in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. The fair value of 2019 performance options were based on the probable outcome of achievement of the performance conditions as of the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020.

(4)	The amounts in this column represent commission-based incentives paid to Mr. Dossett. For more information, see “—Non-Equity Incentive Plan Compensation”.
(5)	The dollar amounts in this column represent:

•

in 2021: (i) for Dr. Diorio, $56,324 as a cash payment for accrued but unused paid time-off (PTO) in connection with our transition to an unlimited PTO policy, $4,386 in company-paid life insurance premiums and $4,350 in company-paid matching 401(k) contributions; (ii) for Mr. Baker, $5,709 in company-paid life insurance premiums and $4,350 in company-paid matching 401(k) contributions; and (iii) for Mr. Dossett, $4,563 in company-paid life insurance premiums and $4,350 in company-paid matching 401(k) contributions; and

•	in 2020 and 2019, company-paid life insurance premiums.

PSUs

2021 Bonus Plan

For information on awards made under our 2021 Bonus Plan, see “Elements of our Named Executive Officers’ Compensation—2021 Bonus Plan.”

2020 Bonus Plan

Under our 2020 Bonus Plan, each participating named executive officer and other eligible employee received an award of PSUs with an award value at target equal to the employee’s annual target bonus when the PSUs were granted in September 2020.

The number of PSUs was calculated by dividing the award value by the average trading price for a share of our common stock over the two months preceding April 20, 2020.

These PSUs vest based on our achievement of budgeted bookings goals for 2020. The budgeted bookings goals include threshold, target and maximum levels of achievement. For the PSU grants made to our named executive officers, between the threshold and target level of achievement, 80% to 100% of their PSUs vest, and between the target and maximum level of achievement, 100% to 167.7% of their PSUs vest. Participating employees, including our participating named executive officers, must remain employed on a full-time basis with us through the vesting date in order to vest in the PSUs. Each vested PSU is settled in a share of our common stock.

Following the end of 2020, the compensation committee and board of directors reviewed our achievement against the budgeted bookings goal under the 2020 Bonus Plan and determined that 175% of each participating named executive officer’s PSUs were eligible to vest under the terms of the 2020 Bonus Plan. The fair value of such PSUs, based on the probable outcome of achievement of the performance conditions as of the grant date, is listed in the “Stock Awards” column of the Summary Compensation Table above. This does not reflect the amount realized by the participating named executive officer.

Additional PSUs Granted to Chris Diorio and Cary Baker in 2020

In September 2020, we granted Dr. Diorio an award of 18,747 PSUs at target and Mr. Baker an award of 10,743 PSUs at target. These PSUs vest based on our achievement of budgeted bookings goals for 2020. The budgeted bookings goals include threshold, target and maximum levels of achievement. For the PSU grants made to our named executive officers, between the threshold and target level of achievement, 80% to 100% of their PSUs vest, and between the target and maximum level of achievement, 100% to 175% of their PSUs vest. For the PSUs to vest, the named executive officer must remain employed on a full-time basis with us through the vesting date.

2019 Bonus Plan

Under our 2019 Bonus Plan, each participating named executive officer and other eligible employee received an award of PSUs with an award value at target equal to the employee’s annual target bonus when the PSUs were granted in March 2019.

The number of PSUs was calculated by dividing the award value by the average trading price for a share of our common stock over the ten trading days beginning on the day following the date we announced 2018 fourth quarter earnings.

These PSUs vest based on our achievement of budgeted bookings goals for 2019. The budgeted bookings goals include threshold, target and maximum levels of achievement. For the PSU grants made to our named executive officers, between the threshold and target level of achievement, 80% to 100% of their PSUs vest, and between the target and maximum level of achievement, 100% to 175% of their PSUs vest. Participating employees, including our participating named executive officers, must remain employed on a full-time basis with us through the vesting date in order to vest in the PSUs. Each vested PSU is settled in a share of our common stock.

Following the end of 2019, the compensation committee and board of directors reviewed our achievement against the budgeted bookings goal under the 2019 Bonus Plan and determined that 175% of each participating named executive officer’s PSUs were eligible to vest under the terms of the 2019 Bonus Plan. The fair value of such PSUs, based on the probable outcome of achievement of the performance conditions as of the grant date, is listed in the “Stock Awards” column of the Summary Compensation Table above. This does not reflect the amount realized by the participating named executive officer.

Additional Grant of PSUs to Jeff Dossett in 2019

In March 2019, we granted Mr. Dossett an award of 7,500 PSUs. These PSUs vest ratably based on our reaching certain milestones for non-recurring engineering contract revenue. For the PSUs to vest, Mr. Dossett must remain employed on a full-time basis with us through the vesting date.

Following the end of 2019, the compensation committee and board of directors reviewed our achievement against the non-recurring engineering contract revenue milestones and determined that 0% of the PSUs were eligible to vest under the terms of Mr. Dossett’s award and Mr. Dossett forfeited the entire award.

Non-Equity Incentive Plan Compensation

In 2020, Mr. Dossett participated in a sales commission program that compensated him for achievement of revenue objectives established at the beginning of the year. Target payout from the program equaled 100% of

Mr. Dossett’s salary for the year. The structure of the program was the same as the plan in which most of the Company’s sales personnel participated. Payments were made quarterly. For 2020, Mr. Dossett received 88% of the target payout under the plan.

Grants of Plan-Based Awards

The following table sets forth each equity- and non-equity plan-based award granted to our named executive officers during the year ended December 31, 2021.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Chris Diorio, Ph.D.	4/12/2021	—(3)	25,000(3)	50,000(3)		1,991,250
	4/12/2021	—			50,000	2,727,500
	4/12/2021	—(4)	13,601(4)	23,801(4)		741,911
Cary Baker	4/7/2021	—(4)	8,028(4)	14,049(4)		435,037
	4/12/2021	—(3)	7,500(3)	15,000(3)		597,375
	4/12/2021	—			15,000	818,250
Jeff Dossett	2/26/2021	—			3,150	201,506
	4/7/2021	—(4)	10,740(4)	18,794(4)		581,970
	4/12/2021	—(3)	10,000(3)	20,000(3)		796,500
	4/12/2021	—			20,000	1,091,000

(1)

The amounts in these columns represent service-based restricted stock units and are described in further detail above in the Compensation Discussion and Analysis and below in the “Outstanding Equity Awards at Fiscal Year End” table.

(2)

The dollar amounts in this column reflect the aggregate grant date fair value of the awards granted in fiscal year 2021. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.

(3)

The amounts in these columns represent the number of performance stock units that may vest if performance goals are achieved over the 2021-2022 and 2021-2023 performance periods at the stated levels. There is no minimum threshold level applicable to these awards. For more information, see “Compensation Discussion and Analysis—Elements of Our Named Executive Officers’ Compensation—Equity Compensation.”

(4)

The amounts in these columns represent the number of performance stock units that may vest if certain performance goals are achieved during a fiscal year 2021 performance period at the stated levels. There is no minimum threshold level applicable to these awards. For more information, see “Compensation Discussion and Analysis—Elements of Our Named Executive Officers’ Compensation—2021 Bonus Plan.”

Option Exercises and Stock Vested

The following table sets forth information exercises of equity awards by our named executive officers for the year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Diorio, Ph.D.	19,300	383,512	56,440	3,376,385
Cary Baker	9,000	416,430	46,633	2,921,898
Jeff Dossett	13,771	516,199	20,650	1,184,619

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2021.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Chris Diorio, Ph.D.	08/23/2016	46,661	(1)	—	$21.81	08/23/2026
	08/11/2017	97,039	(2)	—	$33.77	08/11/2027
	06/15/2018	122,500	(3)	17,500	$22.40	06/15/2028
	09/06/2019	37,760	(4)	24,740	$35.16	09/06/2029
	06/15/2020	37,500	(5)	62,500	$26.84	06/15/2030
	09/05/2019						27,344	(6)	2,425,413	(7)
	06/15/2020						15,625	(8)	1,385,938	(9)
	04/12/2021						50,000	(9)	4,435,000	(7)
	04/12/2021										25,000	(10)	2,217,500	(11)
	04/12/2021										23,801	(12)	2,111,149	(11)
Cary Baker	02/24/2020	18,499	(13)	32,501	$33.73	02/24/2030
	06/15/2020	4,687	(14)	7,813	$26.84	06/15/2030
	02/24/2020						33,750	(15)	2,993,625	(7)
	06/15/2020						7,813	(16)	693,013	(7)
	04/12/2021						15,000	(17)	1,330,500	(7)
	04/07/2021										14,049	(12)	1,246,146	(11)
	04/12/2021										7,500	(10)	665,250	(11)
Jeff Dossett	05/16/2018	55,153	(18)	—	$17.33	05/16/2028
	05/16/2018	16,426	(19)	2,804	$17.33	05/16/2028
	06/15/2018	63,084	(20)	10,001	$22.40	06/15/2028
	10/31/2018	620	(21)	—	$19.60	10/31/2028
	07/31/2019	15,104	(22)	9,896	$36.20	07/31/2029
	06/15/2020	11,250	(23)	18,750	$26.84	06/15/2030
	07/31/2019						10,938	(24)	970,201	(7)
	06/15/2020						18,750	(25)	1,663,125	(7)
	04/12/2021						20,000	(26)	1,774,000	(7)
	04/07/2021										18,794	(12)	1,667,028	(11)
	04/12/2021										10,000	(10)	887,000	(11)

(1)	One fourth of the shares subject to the option vested on August 23, 2017, and 1/48th of the shares subject to the grant vest each month thereafter.

(2)	One-fourth of the shares subject to the option vested on July 3, 2018, and 1/48th of the shares subject to the grant vest each month thereafter.
(3)	One-fourth of the shares subject to the option vest on June 11, 2019, and 1/48th of the shares subject to the grant vest each month thereafter.
(4)	One-fourth of the shares subject to the option vest on July 1, 2020, and 1/48th of the shares subject to the grant vest each month thereafter.
(5)	One-fourth of the shares subject to the option vest on June 15, 2021, and 1/48th of the shares subject to the grant vest each month thereafter.
(6)	One-fourth of the shares subject to the grant shall vest on July 1, 2020, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(7)

Reflects the market value of the number of RSUs set forth in the previous column as of December 31, 2021, based on a price of $88.70 per share, which was the closing price of our common stock as of that date.

(8)	One-fourth of the shares subject to the grant vested on June 15, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(9)	One-fourth of the shares subject to the grant shall vest on April 12, 2022, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(10)

The amounts shown represent the number of PSUs that may vest if performance goals are achieved at the target level over the 2021-2022 and 2021-2023 performance periods. For more information, see “Elements of Our Named Executive Officers’ Compensation—Equity Compensation.”

(11)

Reflects the market value of the number of PSUs set forth in the previous column as of December 31, 2021, based on a price of $88.70 per share, which was the closing price of our common stock as of that date.

(12)

The amounts shown represent the number of PSUs that vest under our 2021 Bonus Plan assuming the applicable performance goals are achieved at 175% of target performance. For more information, see “Elements of Our Named Executive Officers’ Compensation—2021 Bonus Plan.”

(13)	One-fourth of the shares subject to the option vest on February 24, 2021, and 1/16th of the shares subject to the grant vest each month thereafter.
(14)	One-fourth of the shares subject to the option vest on June 15, 2021, and 1/16th of the shares subject to the grant vest each month thereafter.
(15)	One-fourth of the shares subject to the grant vested on February 24, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(16)	One-fourth of the shares subject to the option vested on June 15, 2021, and 1/16th of the shares subject to the option vest each quarter thereafter.
(17)	One-fourth of the shares subject to the grant shall vest on April 12, 2022, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(18)	One fourth of the shares subject to the option vested on November 16, 2018, and 1/48th of the shares subject to the grant vest each month thereafter.
(19)	One-fourth of the shares subject to the option will vest on July 1, 2019, and 1/48th of the shares subject to the grant vest each month thereafter.
(20)	One-fourth of the shares subject to the option vest on June 11, 2019, and 1/48th of the shares subject to the grant vest each month thereafter.
(21)

This option vests based upon our achievement of revenue goals for 2018 and continued service through the date of certification of achievement. The revenue goals include threshold and target levels of achievement. Between the threshold and target level of achievement, a percentage of the shares subject to the option vest based on a percentage from 0% to 100% of targeted levels of achievement. On February 19, 2019, our board of directors determined that based on actual 2018 revenue, 6.2% of the shares subject to the option vested and the remaining shares were forfeited.

(22)	One-fourth of the shares subject to the option will vest on July 31, 2020, and 1/48th of the shares subject to the grant vest each month thereafter.
(23)	One fourth of the shares subject to the option vested on June 15, 2021, and 1/48th of the shares subject to the grant vest each month thereafter.
(24)	One-fourth of the shares subject to the grant shall vest on July 31, 2020, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.

(25)	One-fourth of the shares subject to the grant shall vest on June 15, 2021, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.
(26)	One-fourth of the shares subject to the grant shall vest on April 12, 2022, and 1/16th of the shares subject to the grant shall vest each quarter thereafter.

Executive Employment Arrangements

Each of our named executive officers is an “at-will” employee. Employment agreements with our named executive officers provide for one or more of the following: annual base salary, an annual cash incentive payment targeted at a percentage of the named executive officer’s base salary, initial grants of stock options and/or restricted stock units and participation in our Company-wide employee benefit plans. For more information, see “Elements of our Named Executive Officers’ Compensation—2021 Bonus Plan.”

The current base salary rate per annum and target annual cash incentive as a percentage of each named executive officer’s base salary during the year ended December 31, 2021 is as follows:

Name	Base Salary Rate Per Annum ($)	Target Cash Incentive ($)(1)
Chris Diorio, Ph.D.	380,000	380,000
Cary Baker	345,000	224,250
Jeff Dossett	300,000	300,000

(1)

Our compensation committee determined to pay annual incentive bonuses for 2021 in the form of RSUs. For more information, see “Compensation Discussion and Analysis—Elements of Our Named Executive Officers’ Compensation—2021 Bonus Plan.”

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with our named executive officers that contain severance and change in control provisions which require us to provide specific payments and benefits in connection with the termination of our named executive officers’ employment in certain circumstances, including within a twelve- or, in the case of Mr. Dossett, six-month period following a Change of Control (such period, a “Qualifying Termination Period”). For more information on our named executive officers’ severance and change in control provisions, see “Executive Compensation—Agreements with our Named Executive Officers.”

Employment Termination Without Death, Cause, Disability or For Good Reason
	No Change in Control or after expiration of the Qualifying Termination Period			During the Qualifying Termination Period following a Change in Control
Name	Severance Payments(1)	Equity Acceleration(2)	Health Care Benefits(3)	Severance Payments(1)		Equity Acceleration(6)	Health Care Benefits(3)
Chris Diorio, Ph.D.	$190,000	$3,649,357	$8,943	$380,000	(5)	$14,597,430	$8,943
Cary Baker	172,500	1,821,751	12,692	172,500		7,287,030	12,692
Jeff Dossett	150,000	—	12,692	150,000		6,949,928	12,692

(1)

Unless otherwise indicated, the amount shown in this column for each named executive officer consists of continuing payments of the named executive officer’s base salary as of December 31, 2021, for a period of six months.

(2)

The amounts shown in this column for Dr. Diorio and Mr. Baker consist of the value of 25% of the then unvested portion of outstanding equity awards for which vesting is accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $88.70 per share on December 31, 2021, as reported on the Nasdaq Global Market (and in the case of options, less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.

(3)

The amount shown in this column for each named executive officer consists of the estimated cost of reimbursement of premiums paid for continuation coverage under COBRA for the named executive officer and his eligible covered dependents for up to six months.

(4)	The amount shown in this column for each named executive officer consists of a pro-rated portion of any annual target performance bonus earned.
(5)	The amount shown in this column for Dr. Diorio consists of continuing payments of his base salary as of December 31, 2021, for a period of twelve months.
(6)

The amount shown in this column for each named executive officer consists of the value of 100% of the then unvested portion of outstanding equity awards for which vesting is accelerated upon the triggering event (or, for Mr. Dossett’s case, if termination occurs within six months of a Change in Control). The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $88.70 per share on December 31, 2021, as reported on the Nasdaq Global Market (and in the case of options, less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.

Insider Trading Policy; Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits, among other things, short sales, hedging of stock ownership positions and transactions involving derivative securities relating to our common stock. Our insider trading policy further prohibits our directors and executive officers from pledging our securities as collateral for loans or holding our securities in margin accounts.

Our insider trading policy permits our directors and certain employees, including our named executive officers, to adopt Rule 10b5-1 trading plans. Under our insider trading policy, Rule 10b5-1 trading plans may only be adopted during an open trading window and only when such individual does not otherwise possess material nonpublic information about our company. The first trade under a Rule 10b5-1 trading plan may not occur until the later of the termination of the next quarterly blackout period and 30 calendar days after the date the Rule 10b5-1 trading plan was adopted.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2021 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. All of our equity plans have been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(1)
Equity compensation plans approved by stockholders(2)	3,804,905	$24.53	2,168,810

(1)	Includes 1,420,105 shares available for issuance under our 2016 Plan and 748,705 shares available for issuance under our 2016 ESPP.
(2)

Includes the following plans: the 2016 Plan, 2010 Equity Incentive Plan, 2000 Stock Plan and 2016 Employee Stock Purchase Plan, or the 2016 ESPP. Our 2016 Plan provides that on January 1 of each fiscal year commencing in 2017, the number of shares authorized for issuance under the 2016 Plan is automatically increased by a number equal to the least of (subject to adjustment upon changes in our capitalization as provided in the 2016 Plan) (a) 5% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year, (b) 1,825,000 shares and (c) such number of shares determined by the board of directors. Our 2016 ESPP provides that on January 1 of each fiscal year commencing in 2017, the number of shares authorized for issuance under the 2016 ESPP is automatically increased by a number equal to the least of (a) 1% of the outstanding shares of common stock on the first day of each year, (b) 365,411 shares of common stock and (c) an amount determined by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 13, 2022 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 25,336,237 shares outstanding as of April 13, 2022.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 13, 2022. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, Washington 98109.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Sylebra Capital Ltd.(1)	3,397,337	13.4
BlackRock Inc.(2)	1,392,225	5.5
Gilder, Gagnon, Howe & Co. LLC(3)	1,561,018	6.2
Directors and Named Executive Officers:
Chris Diorio, Ph.D(4)	1,289,015	5.0
Jeff Dossett(5)	236,994	*
Cary Baker(6)	68,863	*
Gregory Sessler (7)	28,717	*
Theresa Wise, Ph.D(8)	30,573	*
Daniel Gibson(9)	3,409,221	13.5
Peter van Oppen (10)	23,287	*
Umesh Padval(11)	2,532	*
Cathal Phelan(12)	44,130	*
Steve Sanghi(13)	870	*
Meera Rao	—	*
All directors and current executive officers as a group (12 persons)(14)	5,272,422	20.2

(*)	Less than 1%.
(1)

Based solely on a Form 4 filed on November 16, 2021 by Sylebra Capital Ltd., which reports shared voting power and shared dispositive power of 3,397,337 shares. Daniel Gibson is an owner of Sylebra Capital Ltd. and certain of its affiliates, and he may be deemed to have shared voting and dispositive power over such shares. The address for Sylebra Capital Ltd. is 28 Hennessy Road, 20th Floor, Wan Chai, Hong Kong.

(2)

Based solely on a Schedule 13G/A filed February 8, 2022 by BlackRock Inc. and certain of its affiliates, which reports sole voting power of 1,386,252 shares and shared dispositive power of 1,392,225 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based on solely on a Schedule 13G filed February 14, 2022 by Gilder, Gagnon, Howe & Co. LLC, which reports shared voting power and shared dispositive power of 1,561,018 shares. The address for Gilder, Gagnon, Howe & Co. LLC is 475 10th Avenue, New York, NY 10018.

(4)

Consists of 589,994 shares held of record by DFT L.L.C., 313,797 shares held of record by Dr. Diorio, options to purchase 372,724 shares that are exercisable within 60 days of April 13, 2022, all of which will be vested as of June 12, 2022, and 12,500 restricted stock units scheduled to vest within 60 days of April 13, 2022.

(5)

Consists of 52,224 shares held, options to purchase 179,770 shares that are exercisable within 60 days of April 13, 2022, all of which will be vested as of June 12, 2022, and 5,000 restricted stock units scheduled to vest within 60 days of April 13, 2022.

(6)

Consists of 34,374 shares held, options to purchase 30,739 shares that are exercisable within 60 days of April 13, 2022, all of which will be vested as of June 12, 2022, and 3,750 restricted stock units scheduled to vest within 60 days of April 13, 2022.

(7)

Consists of 25,764 shares held, 870 restricted stock units scheduled to vest within 60 days of April 13, 2022 and options to purchase 2,083 shares that are exercisable within 60 days of April 13, 2022, all of which will be vested as of June 12, 2022.

(8)

Consists of 13,037 shares held, 870 restricted stock units scheduled to vest within 60 days of April 13, 2022 and options to purchase 16,666 shares that are exercisable within 60 days of April 13, 2022, all of which will be vested as of June 12, 2022.

(9)	Consists of 11,014 shares held directly, the shares referenced in footnote (1) above and 870 restricted stock units scheduled to vest within 60 days of April 13, 2022.
(10)	Consists of 22,200 shares held and 1,087 restricted stock units scheduled to vest within 60 days of April 13, 2022.
(11)	Consists of 1,662 shares held and 870 restricted stock units scheduled to vest within 60 days of April 13, 2022.
(12)

Consists of 13,260 shares held, options to purchase 30,000 shares that are exercisable within 60 days of April 13, 2022, all of which will be vested as of June 12, 2022, and 870 restricted stock units scheduled to vest within 60 days of April 13, 2022.

(13)	Consists of 870 restricted stock units scheduled to vest within 60 days of April 13, 2022.
(14)

Consists of 4,524,593 shares held, 31,932 restricted stock units scheduled to vest within 60 days of April 13, 2022 and options to purchase 715,897 shares that are exercisable within 60 days of April 13, 2022, all of which will be vested as of June 12, 2022.

RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2021 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy statement captioned “Executive Compensation.”

Related Party Transaction Policy

We have adopted a formal, written policy that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit and risk committee. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000;

•	transactions where a related party’s interest derives solely from his or her service as a director of another entity that is a party to the transaction;

•	transactions where a related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another entity that is a party to the transaction; and

•	transactions where a related party’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class received the same benefit on a pro rata basis.

No member of the audit and risk committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit and risk committee shall consider the relevant facts and circumstances available and deemed relevant to the audit and risk committee, including, but not limited to:

•	the benefits and perceived benefits to us;

•	the materiality and character of the related party’s direct and indirect interest;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties under the same or similar circumstances.

In reviewing proposed related party transactions, the audit and risk committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of us and our stockholders.

Certain of the transactions described below were consummated prior to our adoption of the formal, written policy described above, and therefore the foregoing policies and procedures were not followed with respect to the transactions. For more information, and “—Other Transactions”. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Consulting Agreement

In May 2020, we entered into a consulting agreement with a limited liability company owned by Cathal Phelan, a member of our board of directors, pursuant to which Mr. Phelan provides advisory and consulting services. The original term of the consulting agreement lasted from May 2020 through December 2020, and we and Mr. Phelan have mutually agreed to extend the term of the consulting agreement to December 2022.

We recognized and paid $499,000 of consulting fee expense, including travel expenses, to the limited liability company owned by Mr. Phelan during the year ended December 31, 2021. Additionally, we granted 60,000 shares of stock options to Mr. Phelan in September 2020 in connection with these consulting services, with 1/24th of the shares subject to the option vesting in October 2020 and 1/24th of the shares subject to the option vesting on each month thereafter, subject to Mr. Phelan remaining a service provider.

Other Transactions

We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Executive Compensation—Executive Employment Arrangements.”

We have granted stock options to our executive officers. Pursuant, to our outside director compensation policy, as amended from time to time, we have paid cash compensation and granted restricted stock units to our non-employee directors. For a description of these options, see “Board of Directors and Corporate Governance—Director Compensation” and “Executive Compensation.”

We have entered into indemnification agreements with our directors and executive officers.

Limitations on Director and Officer Liability and Indemnification

Our certificate of incorporation and bylaws provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of our directors and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors. At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

OTHER MATTERS

Third Party Compensation of Directors

None of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Listing Rule 5250(b)(3).

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC and The Nasdaq Global Select Market. Such directors, executive officers, and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were met during our fiscal year ended December 31, 2021, except that, due to an administrative oversight, a Form 4 for Dr. Diorio due January 5, 2021 was filed late on January 6, 2021, and, due to an administrative error, a Form 4 due November 18, 2021 for Sylebra Capital Ltd and Mr. Gibson inadvertently omitted Mr. Gibson as a co-filer.

2021 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2021 are included in our annual report on Form 10-K. Our annual report and this proxy statement are posted on our website at investor.impinj.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, WA 98109.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Seattle, Washington

April 27, 2022

ANNUAL STOCKHOLDERS MEETING

IMPINJ, INC.

June 9, 2022

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00000333330303040300 0 060922

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1, "FOR" THE PROPOSAL IN ITEM 2, "FOR" THE PROPOSAL IN ITEM 3, EVERY "ONE YEAR" FOR THE PROPOSAL IN ITEM 4 AND "AGAINST" ON THE PROPOSAL IN ITEM 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL IMPINJ, STOCKHOLDERS INC. MEETING June 9, 2022 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM Eastern Time the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as COMPANY NUMBER soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet ACCOUNT NUMBER please visit https://web.lumiagm.com/253024847 (password: impinj2022) and be sure to have available the control number. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, proxy card and annual report to stockholders are available at http://www.astproxyportal.com/ast/20867/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00000333330303040300 0 060922 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION PLEASE OF THE SIGN, DIRECTORS DATE AND IN ITEM RETURN 1, “FOR” PROMPTLY THE PROPOSAL IN IN THE ITEM ENCLOSED 2, “FOR” THE PROPOSAL ENVELOPE. IN ITEM PLEASE 3, EVERY MARK “ONE YEAR” YOUR FOR VOTE THE IN PROPOSAL BLUE OR IN ITEM BLACK 4 AND INK “AGAINST” AS SHOWN ON THE HERE PROPOSAL x IN ITEM 5. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES. 1. Election of Directors: NOMINEES: FOR AGAINST ABSTAIN Daniel Gibson Umesh Padval Steve Sanghi Cathal Phelan Meera Rao THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. FOR AGAINST ABSTAIN 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3. FOR AGAINST ABSTAIN JOHN SMITH 3. To approve, on an advisory basis, of the compensation of our 1234 MAIN STREET named executive officersAPT. 203 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF NEW YORK, NY 10038 ONCE EVERY ONE YEAR ON PROPOSAL 4. 1 YEAR 2 YEARS 3 YEARS ABSTAIN 4. To approve, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers. To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5. FOR AGAINST ABSTAIN changes to the registered name(s) on the account may not be submitted via 5. To approve a stockholder proposal regarding proxy access. this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

ADMISSION TICKET ADMIT ONE STOCKHOLDER AND GUEST 2022 Annual Meeting of Impinj, Inc. Stockholders Thursday, June 9, 2022 9:00 a.m. (Pacific time) To be held virtually via live webcast at https://web.lumiagm.com/253024847—Password impinj2022 YOUR VOTE IS IMPORTANT: Please vote your shares by proxy, telephone or Internet prior to the meeting. 0 IMPINJ, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of StockholdersThe undersigned hereby appoint(s) Dr. Chris Diorio and Yukio Morikubo, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote all of the shares of the undersigned in Impinj, Inc. in the manner directed on the reverse side of this ballot at the annual meeting of its stockholders to be held on June 9, 2022, and at any adjournments or postponements thereof, and in their or his discretion upon any other matter which may properly come before said meeting. (Continued and to be signed on the reverse side) 1.1 14475